Sub-Item 77I:

During the six-month period ended September 30, 2015, ALPS Series Trust (the “Registrant”) offered the following series and share classes:

Series	Class(es)	Registration Statement
Valspresso Green Zone Select™ Tactical Fund (the “Valspresso Fund”)	Class A Class I	Post-Effective Amendment No. 43 (SEC Accession No. 0001398344-15-001242)
DDJ Opportunistic High Yield Fund (the “DDJ Fund”)	Institutional Class I Class II	Post-Effective Amendment No. 47 (SEC Accession No. 0001398344-15-004502)
Clarkston Partners Fund (the “Clarkston Fund”)	Founders Institutional	Post-Effective Amendment No. 49 (SEC Accession No. 0001398344-15-0061)

Post-Effective Amendments Nos. 43, 47 and 49 include the terms of the respective classes of the Valspresso Fund, the DDJ Fund and the Clarkston Fund, respectively, and are hereby incorporated by reference as part of the response to Sub-Items 77I and 77Q1(d) of the Registrant’s Form N-SAR.